Exhibit 10.10

OEM/PLM SUPPLY AGREEMENT

This OEM/PLM and SUPPLY AGREEMENT (“Agreement”) is made by and between, Black Tie Medical, Inc., dba Tulip Medical Products (“TULIP”) and Establishment Labs S.A., a company organized and existing under the laws of Costa Rica (“ELSA”) as of July 31, 2016 (“Effective Date”) pursuant to the following terms, conditions and recitals:
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WHEREAS, TULIP is in the business of manufacturing and selling medical devices typically used in connection with liposuction and fat transfer procedures in the cosmetic surgery field;
WHEREAS, TULIP presently sells its disposable and reusable devices through various distribution channels worldwide;
WHEREAS, TULIP owns several patents, trademarks, trade secrets and other intellectual property used in or in connection with its commercial operations;
WHEREAS, ELSA is in the business of manufacturing and selling medical products typically used in connection with breast augmentation procedures in the cosmetic surgery field on a global basis;
WHEREAS, ELSA has designed and developed proprietary products subject to patent applications and other intellectual property protections;
WHEREAS, ELSA has designed and is presently seeking patent and other intellectual property protections for a specific style of injector tip which can be combined with one or more types of TULIP proprietary cannula hubs to make a device (the “ELSA/TULIP PRODUCT”) convenient and marketable for use in connection with other ESLA products;
WHEREAS, ELSA desires to market an all-inclusive kit of medical devices and • other products which includes TULIP products and/or the ELSA/TULIP PRODUCTS;
WHEREAS, the parties wish to enter into a supply and OEM/PLM agreement under which TULIP will manufacture and deliver to ELSA prepackaged kits and individual products to be included in other ELSA kits which ELSA will then market to its customers on a worldwide basis; and
WHEREAS, the parties wish to respect and protect their respective intellectual property rights, including patents, trademarks and tradesecrets, relating to the individual devices covered by the supply and OEM/PLM agreement.
NOW, THEREFORE, IN CONSIDERATION OF THE ABOVE recitals, which are a material part of this Agreement, and the mutual promises and covenants contained herein, the parties agree as follows:

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BASIC TERMS OF THE AGREEMENT
1.    Definitions. The following bold terms shall be defined as set forth below for purposes of this Agreement:

1.1	“Affiliate” means any company controlled by, controlling, or under common Control with Supplier.

1.2	“Delivery Point” means ELSA’s facilities located at Costa Rica, Alajuela, Coyol Free Zone 4th St, Building B-I5.

1.3
“Products” shall mean the products specifically listed in Exhibit “A”, the ELSA/TULIP PRODUCTS, and any other products that the parties from time to time hereafter may mutually agree to add to this Agreement, for TULIP to make and/or assemble and deliver to ELSA under the terms and conditions of this Agreement.

1.4
“Trademark” means any trademark, logo, or service mark, whether or not registered, used to represent or describe the Products of TULIP, including but not limited to those identified in the attached Exhibit “B”.

2.    Appointment of Supplier.
2.1    During the term of this Agreement, ELSA shall regard TULIP as its preferred supplier for the Products and will purchase its requirements for the Products directly from TULIP.
2.2    TULIP will use best diligent efforts to search for methods and means that will lead to improvements, including cost reductions while maintaining the same or improved quality of the Products. ELSA will cooperate with TULIP in these efforts. ELSA shall comply with all applicable laws and regulations relating to the sale of the Products.
3.    Agreement to Supply Products.
3.1    Supply and Purchase Agreement. TULIP Agrees to supply Products to ELSA and ELSA agrees to purchase Products from TULIP pursuant to the terms and • conditions of this Agreement. TULIP will cause the Products to be manufactured in accordance with applicable industry standards. TULIP also agrees that ELSA’s quality assurance group shall have the right from time to time upon reasonable written notice to perform quality audits of TULIP’s facilities (or the facilities of TULIP’s subcontractors) to ensure that the Products are manufactured in compliance with standard industry practices. All costs and expenses associated with such audits shall be the sole responsibility of ELSA. It is further understood that TULIP shall have primary responsibility for management of its suppliers and the resolution of technical issues.

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3.2    Changes. TULIP shall notify ELSA in writing and shall receive ELSA’s acceptance in writing, prior to the implementation of any material design change which differs from those designs used originally to produce the Products.
3.3    Additional Products. ELSA shall have the right to add additional Products of TULIP to this Agreement upon acceptance by TULIP.
3.4    Insurance. The parties represent and warrant that they have procured and will continue to maintain throughout the duration the of this Agreement and for four (4) years thereafter, appropriate liability insurance coverage issued by reputable insurance companies providing coverage for any and all claims arising out of or relating to the purchase, sale or use of any Products covered by this Agreement. Prior to placing the first order under this Agreement, the parties will make all necessary arrangements to have the other party named as an additional named insured under their respective policies and shall provide a certificate of insurance to the other party demonstrating that the carriers have made the required addition. All insurance policies shall insure against any and all claims, liabilities, costs or expenses resulting from or caused by (or claimed to be resulting from or caused by) any use or operation of any Products in the amount of at least one million (U.S. dollars) per claim, and one million (U,S. dollars) for claims in the aggregate. Each party shall bear all costs associated with procuring their respective insurance policies required by this agreement, including any cost or increased premium associated with naming the other party as an additional named insured.
4.    Commercial! Terms and Pricing.
4.1    Purchase Orders. ELSA may place its orders for Products on ELSA’s Purchase Order forms. The terms and conditions printed on such Purchase Orders shall be complied with to the extent they are not inconsistent with any terms or conditions, or the stated intent, of this agreement. In the event any such terms and conditions conflict with the terms of this Agreement, then the terms and conditions of this Agreement shall prevail.
4.2    Ordering and Forecasts. ELSA shall specify its expected requirements for Products to be manufactured by TULIP under the terms of this Agreement by issuing a12-month rolling forecast on a monthly basis. The forecast shall indicate ELSA’s best estimate, on a monthly basis, as to the number of each of the Products which ELSA anticipates purchasing, and the shipment date when ELSA expects to need each of the Products. TULIP may, but is not required to manufacture up to 125% of the Products purchased quantities forecast by ELSA in order to have inventory on hand in the event ELSA underestimates its expected requirements (“Excess Inventory”). In the event ELSA elects to purchase Excess Inventory, TULIP is entitled to charge the Product’s contract price plus a 10% premium on such Excess Inventory.
This 12-month rolling forecast will be divided into the following three (3) periods:
4.2.1    Frozen Period: Within this rolling period, the delivery dates and quantities are fixed. This period will be the first four (4) week period of each forecast. ELSA commits to purchasing and receiving and not amending the

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specific weekly quantities within this rolling period, without prior agreement with TULIP Weekly quantities outside this period can be subject to change.
4.2.2    Variable Period: This rolling period is the eight (8) week period which follows immediately after the Frozen Period of each forecast. During this variable period, TULIP is allowed to purchase parts and, if necessary assemble Products, in order to meet the forecasted delivery dates for the Products. ELSA is obliged ultimately to purchase the Products specified for the variable period, but ELSA may elect to purchase such Products either during or after the variable period.
4.2.3    Informative Period: This period follows immediately after the variable period. The length of this period will be for the balance of the rolling twelve (12) month period. During this period, ELSA has no obligation to purchase any Product or parts.
4.3    Pricing.
4.3.1    TULIP shall sell to ELSA Product at a firm and fixed price per Exhibit “A” for one year, subject to adjustments set forth in Sections 4.3.2 and 4.3.3 as follows:
4.3.2    Following the end of the one (1) year fixed price period, and each year annually throughout the term of this Agreement, TULIP shall have the right to adjust the price structure for Products to reflect actual increases in production and related costs for Products as follows: If the cost to TULIP of any component parts of completed items for any Products to be supplied under this Agreement materially increases, TULIP may unilaterally adjust the pricing structure in Exhibit “A” to reflect the actual differential in price of such product to TULIP, which increased price will take effect at the next time TULIP completes an order for the affected Product(s) to ELSA. TULIP agrees use its best efforts to minimize any price increases, including, but not limited to, by finding alternate suppliers and purchasing materials in bulk and at other discounts. TULIP will provide written notice to ELSA of any permitted price changes at least 30 days prior to the effective date of any price change.
4.4    Packaging and Labeling. TULIP shall ship reusable and single-use sterile Products packaged in suitable containers for protection during shipments and for storage. The shipped Products will be labeled according to the standards agreed to by TULIP and ELSA prior to the initial shipment, which standards may be altered or modified from time to time by written agreement of both parties.
The parties understand and agree that certain governmental regulations, including but not limited to regulations of the U.S. Food and Drug Administration (“USFDA”), require that all packaging for OEM/PLM products must identify TULIP as the manufacturer and that ELSA cannot be identified as a manufacturer. The parties agree that all Products shipped pursuant to

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this Agreement will be properly labeled to identify TULIP as the manufacturer and ELSA (or its appropriate subsidiary or affiliates) as “Distributed by” or “Manufactured for” as the case may be ELSA (or its appropriate subsidiary or affiliates) understand that the Costa Rica Ministry of Health must be properly notified of the distributorship relationship, and ELSA shall be responsible for providing such notice of distributorship to the Costa Rica Ministry of Health for itself and any of its subsidiaries or affiliates who may receive Products under this Agreement.
All Products shall comply with and bear CE markings TULIP shall maintain such marking by complying with all applicable European regulations and requirements, including any amendments or modified thereof, throughout the term of this agreement. If at any time during the term, or thereafter, there shall be any situation that may compromise the CE marked status of the Products, TULIP shall inform ELSA within 48 hours of gaining knowledge.
4.5    Patents and Trademarks. ELSA acknowledges and covenants that TULIP’s SuperLuerLoks are marked with patent number identification, and that such marking shall not be removed or altered by ELSA. ELSA acknowledges and covenants that TULIP’s trademarks, trade names and branding is solely and exclusively the property of TULIP. Any use of TULIP’s trademarks, trade names and branding (including photos, images and other images used by TULIP in its marketing) must be approved in writing by TULIP prior to any use by ELSA. TULIP has provided a Style Guide (Exhibit C) to assist ELSA in the authorized use of the TULIP’s trademarks, trade names and branding.
4.6    Notice of Intellectual Property Infringement. In the event that ELSA discovers or becomes aware of any infringement of any patent, copyright, Trademark or other intellectual property right of TULIP, or any unauthorized use of TULIP marks or materials, ELSA shall promptly notify TULIP in writing of the details of such infringement or unauthorized as soon as reasonably practical after ELSA becomes aware. TULIP shall have the exclusive right in its sole discretion to institute any proceedings against such third party in its name and on its behalf. ELSA shall cooperate fully with TULIP in any legal action taken by TULIP against such third parties, provided that TULIP shall pay all expenses of such action and all damage relating to damage suffered personally by TULIP which may be awarded or agreed upon in settlement of such action shall accrue to TULIP.
In the event that TULIP discovers or becomes aware of any infringement of any patent, copyright, Trademark or other intellectual property right of ELSA, or any unauthorized use of ELSA marks or materials, TULIP shall promptly notify ELSA in writing of the details of such infringement or unauthorized as soon as reasonably practical after TULIP becomes aware. ELSA shall have the exclusive right in its sole discretion to institute any proceedings against such third party in its name and on its behalf. TULIP shall cooperate fully with ELSA in any legal action taken by ELSA against such third parties, provided that ELSA shall pay all expenses of such action and all damage relating to damage suffered personally by ELSA which may be awarded or agreed upon in settlement of such action shall accrue to ELSA.

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4.7    Purchaser Purchasing Rights and Obligations.
4.7.1    Affiliates and Subsidiaries. It is understood and agreed that purchases under this Agreement may be made directly from TULIP by ELSA’s parent, Affiliate and subsidiary companies, or by other entities authorized by ELSA in writing to TULIP, and the provisions contained herein shall be equally applicable to said purchases.
4.7.2    Sales, Service and Storage Facilities. ELSA shall, at its expense, engage and maintain a sales, service and parts handling organization, staffed with such experienced personnel as are necessary to enable ELSA to perform its obligations under this Agreement. ELSA shall, at its expense, at all times store and maintain its inventory of Products in accordance with current, applicable instructions issued by TULIP from time to time.
4.7.3    Customer Complaints. ELSA shall forward all complaints associated with the Products to TULIP within 48 hours of notification of ELSA by customers or clients. ELSA shall assist TULIP with complaint investigation and perform any corrective action as “directed” by TULIP in accordance with the ELSA complaint handling procedures.
4.7.4    Records. ELSA shall maintain records of all sales of any Products to third parties for a minimum of five (5) years after delivery of said Products by ELSA. Complete copies of these records will be provided to TULIP upon request or upon termination of the Agreement.
4.7.5    Export Controls. ELSA expressly acknowledges and understands that the technical data and the direct product thereof, including the Products, are subject to export controls of the United States and ELSA agrees that neither the technical data nor the direct product thereof, including the Products will be transferred, directly or indirectly, to any destination contrary to the laws of the United States, including but not limited to the terms of any export license and the terms of Part 774 (re-exports) of the U.S. Export Administration Regulations. Further, ELSA hereby provides its assurance that it will not participate in any transaction which may involve any commodity or technical data, or the direct product thereof, exported or to be exported from the United States, or in any re-export thereof, or in any other transaction that is subject to export controls of the United States, if a person denied export privileges from the United States may obtain any benefit from or have any interest in, directly or indirectly, these transactions.
4.8    Payment. ELSA shall pay a 50% non-refundable prepayment upon placement of each Purchase Order for each shipment of Products under this Agreement. The balance shall be paid prior to shipment from TULIP to ELSA.

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5.    Damaged Product.
5.1    ELSA is entitled to reject any Product (or any component thereof) furnished by TULIP which is damaged. Promptly upon the receipt of a shipment of Products, ELSA shall examine the shipment to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within 10 days of receipt of the shipment, ELSA shall notify TULIP in writing of any shortages, defects or damage, which ELSA claims existed at the time of delivery. Within 30 days after the receipt of such notice, TULIP will investigate the claim of shortages, defects or damage, inform ELSA of its findings, and deliver to ELSA Products to replace any which TULIP determines, were in short supply, defective or damaged at the time of delivery. Unless notice is given as provided in this Section, ELSA shall be deemed to have accepted such Products and to have waived all claims for shortages, defect or damage.
5.2    Products returned to TULIP in which no damage is found, or the damage was caused by ELSA, or an Affiliate or subsidiary or customer of Purchaser, shall be at the expense of ELSA. TULIP shall invoice ELSA for the costs incurred by TULIP for said damaged Products, such as freight charges, time, and materials.
6.    Transfer of Title/Transportation. All Products shipped shall be FOB Black Tie Medical, Inc., San Diego, CA. Title will transfer to ELSA upon commencement of shipment of the Products by TULIP. ELSA shall pay the cost and insurance of transportation. Products shall be shipped to the Delivery Point, unless otherwise instructed by ELSA in writing prior to shipment. All shipments will be handled through United Parcel Service (“UPS”). No carrier other than UPS shall be used without the prior written approval of TULIP.
7.    Force Majeure. Failure of either party to perform for this Agreement in whole or in part, shall be excused if such failure is the result of force majeure and acts of God, including, but not limited to, flood, wind and lightning, insurrections, strikes, riots, war and warlike operations, civil commotion, fires, explosions, accidents, the acts or orders of any governmental agency, acts of the public enemy, and laws or regulations or restrictions of the governmental entity or of any agency or instrumentality thereof.
8.    Termination.
8.1    Following the Initial Term as set forth in Section 13, the parties to this Agreement may terminate this Agreement, for any reason and without cause, on not less than sixty (60) days prior written termination notice by the terminating party to the non-terminating party.
8.2    This Agreement may be terminated at any time upon mutual consent of the parties to this Agreement.
8.3    Either party may terminate this Agreement for material breach of any of its provisions by the other party upon thirty (30) days prior written notice to the other, if during such thirty (30) day notice period the default is not corrected to the reasonable satisfaction of the non-

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defaulting party. In addition, either party may immediately terminate this Agreement by giving the other party written notice if such other party has entered into or committed any act of liquidation, bankruptcy, insolvency, receivership or assignment for the benefit of creditors, to the extent such act is permitted by law.
8.4    Obligations Upon Termination.
8.4.1    Upon any termination of this Agreement, (i) both parties shall fully perform all of their obligations accruing up through the date of termination, and (ii) ELSA shall pay for all finished goods, work in process or raw materials inventory either on hand and non-returnable or on order and non-cancelable, purchased and/or manufactured as a result of ELSA’s purchase orders or written authorization to procure such material. ELSA shall have no obligation to purchase finished goods, work in process or raw materials that are outside the Frozen Period or Variable Period referenced in Sections 4.2.1 or 4.2.2 above.
8.4.2    To the extent applicable, the obligations under Sections 8.4, 9, 11 and 12 shall survive any termination of this Agreement for a period of ten (10) years after the termination of this Agreement.
9.    Proprietary Information.
9.1    Confidentiality. The provisions and arrangements made under this Agreement are confidential between parties. Each party shall protect confidential information in the same manner it protects its own confidential materials. Neither party shall make any reference to this Agreement or any provision thereof in any publicly disseminated literature, printed matter, or other publicity issued by or for it, except (i) as required by law, (ii) in connection with a public or private offer or sale of securities, a business collaboration or transaction, or a governmental or industry regulatory communication, or (iii) in a fashion and at a time mutually agreed upon by both parties after the execution of this Agreement. After ELSA has sold Products in the ordinary course of business, TULIP may add ELSA to TULIP’s list of customers and may show • external photographs of Products for marketing purposes but may not disclose the other business terms of this Agreement to other third parties.
All Parties are committed to maintain secrecy of confidentiality, which shall be governed by the provisions of the Contract called “Mutual Non-Disclosure Agreement” signed by the Parties the 9th of September the year two thousand and sixteen; said document is an integral part of this Contract and is hereby incorporated by this reference except to the extent that its terms conflict with the terms of this Agreement, in which case the terms of this Agreement shall control. The parties recognize that certain of the Products require labeling which identifies TULIP as the patent holder and/or manufacturer and such disclosure and labeling, shall not be considered a breach of the confidentiality requirements of this Agreement.

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9.2    Intellectual Property Rights.
9.2.1    Recognition of TULIP’s Rights. With the sole exception of the proprietary Sforza Bulb Side-Port Injector designed by ELSA to be incorporated into some of the Products pursuant to this Agreement, ELSA recognizes the proprietary interest of TULIP in the techniques, designs, specifications, drawings and other technical data now existing or which may be developed during the term of this Agreement, relating to the Products and their use. ELSA acknowledges and agrees that such techniques, designs, specifications, drawings and technical data relating to the Products and their use, whether developed by TULIP alone, in conjunction with others, or otherwise, shall be and is the property of TULIP. ELSA shall cooperate fully in communicating to TULIP or its agents the properly described above. ELSA hereby waives any and all right, title and interest in and to such proprietary information.
9.2.2    Recognition of ELSA’s Rights. TULIP recognizes the proprietary interest of ELSA in the techniques, designs, specifications, drawings and other technical data now existing or which may be developed during the term of this Agreement, relating specifically to the Sforza Bulb Side-Port Injector designed by ELSA, and TULIP acknowledges and agrees that such techniques, designs, specifications, drawings and technical data relating to the Sforza Bulb Side-Port Injector, whether developed by ELSA alone, in conjunction with others, or otherwise, shall be and is the property of ELSA. TULIP shall cooperate fully in communicating to ELSA or its agents the property described above. TULIP hereby waives any and all right, title and interest in and to such proprietary information. TULIP further recognizes that ELSA is currently in the process of perfecting ELSA’s ownership rights in the Sforza Bulb Side-Port Injector design and TULIP acknowledges such rights. Nothing in this agreement shall be construed as a license grant in favor of TULIP to use or sell the Sforza Bulb Side-Port Injector on any products outside of this Agreement or to any third parties.
In the event that ELSA abandons or is otherwise unable to secure patent protection for the design of the Sforza Bulb Side-Port Injector within four years of the effective date of this agreement, this Section 9.2.2, Section 9.3.2, and Section 9.5 will cease to have any effect, and the parties acknowledge that TULIP may manufacturer and sell products which may incorporate a Sforza Bulb Side-Port Injector without restriction or obligation to pay royalties or any other compensation to ELSA for such sales.
9.3    Further Inventions
9.3.1    To TULIP Products. As to any improvement to any of the Products which incorporate any TULIP proprietary information in any way, any component thereof, or any disposable used in connection therewith, which is made by ELSA’s employees or agents or anyone else, which improvement constitutes a patentable invention, (a) ELSA hereby agrees to promptly disclose

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the same to TULIP, (b) TULIP shall own all right, title and interest in such invention, (c) ELSA hereby agrees to cause the inventor to execute any assignments requested by TULIP in order to perfect TULIP’s ownership rights in the invention; and (d) ELSA shall cause said inventor to sign appropriate patent applications prepared at the expense of TULIP.
9.3.2    To ELSA Products. As to any improvement to any of the Products manufactured by TULIP for ELSA which are or which incorporate ELSA proprietary information which is made by TULIP’s employees or agents and which improvement constitutes a patentable invention, (a) TULIP hereby agrees to promptly disclose the same to ELSA, (b) ELSA shall own all right, title and interest in such invention, (c) TULIP hereby agrees to cause the inventor to execute any assignments requested by ELSA in order to perfect ELSA’s ownership rights in the invention; and (d) TULIP shall cause said inventor to sign appropriate patent applications prepared at the expense of ELSA. In the event ELSA elects to forgo pursuit of a patent for any such invention within 180 days after TULIP notifies ELSA of the improvement, the improvement shall be deemed to be an improvement to a TULIP product pursuant to Section 9.3.1 of this Agreement.
9.4    Nondisclosure. ELSA acknowledges and agrees that TULIP is entitled to prevent TULIP’s competitors from obtaining and utilizing TULIP’s trade secrets. ELSA agrees during the term hereof and thereafter to hold TULIP’s trade secrets and other confidential or proprietary information in strictest confidence and not to use them for purposes other than performance hereunder, and not to disclose them or allow them to be disclosed, directly or indirectly, to any other person or entity, other than to persons engaged by ELSA for the purpose of performance hereunder, without TULIP’s written consent. ELSA acknowledges the confidential nature of its relationship with TULIP and of any information relating to the Products, TULIP, or it distributors, agents, clients or customers which ELSA may obtain during the term hereof.
9.5    Sales to Third Parties. TULIP shall not sell any ELSA proprietary products manufactured by TULIP for ELSA under this Agreement to any third parties, including but not limited to any products incorporating the ELSA proprietary Sforza Bulb Side-Port Injector. However, nothing in this Agreement shall prohibit TULIP from selling TULIP products, including any TULIP products included in the Products manufactured for ELSA under this Agreement, to any other entity, and ELSA expressly acknowledges that TULIP does and shall continue to sell TULIP products on a wholesale and retail basis throughout the world.
MISCELLANEOUS PROVISIONS
10.    Complete Agreement. The terms and conditions of this Agreement shall replace any previous terms and conditions between TULIP and ELSA relating to the Products. This Agreement constitutes the entire agreement between the parties on the subjects noted herein. This Agreement may not be modified except by written agreement executed by authorized representatives of both parties.

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11.    Applicable Law and Dispute Resolution.
11.1    The construction, validity and performance of this Agreement shall be governed by the laws of the State of California, USA, excluding its principles regarding conflicts of law.
11.2    Any controversy or claim rising out of or relating to this Agreement, or the breach or interpretation hereof, shall be resolved through good faith negotiation between the executive officers of the parties hereto. Any controversy or claim not resolved by mutual agreement shall be submitted to binding arbitration in San Diego, California, in accordance with the rules of JAMS as then in effect; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this agreement and with JAMS. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The party most prevailing in said arbitration, as determined by the arbitrator based upon the parties’ representative claims and positions, shall be entitled to recover from the non-prevailing party all attorneys’ fees and other costs incurred in connection with the arbitration proceeding. In the event a party refuses or fails to participate in such arbitration, the other party may file a petition to compel arbitration in the Superior Court of the State of California or any other court having jurisdiction over the parties or the subject matter of the dispute, and both parties hereby consent to the jurisdiction of the courts of California for any purpose arising out of or relating to this Agreement and the subject matter thereof.
12.    Indemnification.
12.1    TULIP INDEMNIFICATION OF ELSA. TULIP agrees, at its cost, to defend and hold ELSA, its Affiliates, and all officers, directors, employees and agents thereof harmless from any and all claims, demands, suits or actions (including attorneys’ fees incurred in connection therewith) which may be asserted against ELSA for damages, including without limitation damage or injury to property or persons and incidental and consequential damages, which may be sustained by any third party arising out of the design or manufacture of the Products, except with respect to claims of design defects relating to ELSA’s proprietary designs and injector tip. TULIP’s obligation to defend and indemnify ELSA for such claims shall not apply if the Products have been modified, misused or damaged by a third party, including but not limited to ELSA, or if such claim is caused by the gross negligence of ELSA.
12.2    ELSA INDEMNIFICATION OF TULIP. ELSA agrees to defend, indemnify, protect, save and hold harmless TULIP, its Affiliates, and all officers, directors, employees and agents thereof harmless from and against any and all claims, demands, suits or actions (including attorneys’ fees incurred in connection therewith) which may be asserted against TULIP for any kind of damages, including without limitation damage or injury to property or persons and incidental and consequential damages, which may be sustained by any third party arising out of or incidental to the conduct of ELSA’s operations, including but not limited to the handling, sale, marketing, promotion, or use of the Products, with the sole

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exception of claims of design or manufacturing defects by TULIP as provided for in Section 12.1 of this Agreement.
13.    Term of Agreement. The Initial Term of this Agreement shall be three (3) years following the Effective Date hereof’. The term shall be automatically extended after the Initial Term for continuing one year terms until terminated in accordance with Section 8.
14.    Assignment. Neither party may directly or indirectly assign or transfer this Agreement, in whole or on part, to any third party without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the above, ELSA and TULIP may assign their respective rights and obligations hereunder to a subsidiary or Affiliate or to a purchaser of its business relating to the Products without the prior written consent of the other.
15.    Severability. In the event of any provision of this Agreement shall be • invalid, void, illegal, or unenforceable, the remaining provisions hereof nevertheless will continue in full force and effect without being impaired or invalidated in any way.
16.    Notices. Any notices from either party which affect this Agreement shall be in writing and sent by mail, fax, or telex to the address of the other party as set out below, or such other address as may from time to time have been notified in writing by either party in question to the other.
In the case of notices to ELSA:
Salvador Dada Santos
Coyol Free Zone 4th St, Building B-15
Alajuela, Costa Rica
In the case of notices to TULIP:
Marcille Pilkington
Tulip Medical Products
4360 Morena Blvd., Suite 100,
San Diego, CA 92117
17.    Privity. The relationship established between TULIP and ELSA shall be solely that of seller and buyer, and neither party shall be in any way the agent or representative of the other party for any purpose whatsoever, and shall have no right to create or assume any obligation or responsibility of any kind, whether express or implied, in the name of or on behalf of the of the party to bind the other party in any manner whatsoever.
18.    Validity of Agreement Signed in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument, and shall be valid and binding when so signed. A party may evidence its signature and delivery by faxing a signed copy of this Agreement to the other party.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to sign this Agreement in counterparts, putting this Agreement in effect as of the date written above.

Black Tie Medical Inc., dba Tulip Medical Products

Signature:	/s/ Debbie Pilkington
Name:	Debbie Pilkington
Title:	Chief Operating Officer

Establishment Labs S.A.

Signature:	/s/Juan Jose Chacon
Name:	Juan Jose Chacon
Title:	CEO

[Signature Page to OEM/PLM Supply Agreement]

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Exhibit “A” PRODUCT PRICING
Pricing has already been supplied and a spreadsheet of it will be sent separately.

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Exhibit “B” TRADEMARKS
Tulip CellFriendly
SuperLuerLok
Tulip
GEMS
Tulip Gold Standard Fat Injection Set
Johnnie Snaps
Johnnie Lok
Tulip Power Handle
Pocar
Anaerobic Transfer
Power Adapter
NanoTransfer
NanoTransfer Cartridges
Tulip Crowns
Tulip SuperSpin
Tulip NanoSpin
Tulip Bulb Injector End Port
Tonnard Harvester
Sorensen Harvester
Sforza Harvester
Bensimon Harvester
Golsis Harvester
Carraway Harvester
Little Harvester
Trivisonno Harvester
Wall Basket
Wall Mercedes
Stevens Harvester
Schwarcz Flap infiltrator
Miller Harvester
SpoonTip Injector
Portless VDissector
Tulip Z Syringe Stands
Tulip Emulsifier
Tulip SoftPicks

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Exhibit “C” STYLE GUIDE

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